EXHIBIT 24(a)


CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Voluntary Investment Plan of Phillips-Van Heusen Corporation (Crystal Brands Division) of our reports dated March 14, 1995, with respect to the consolidated financial statements of Phillips-Van Heusen Corporation and Subsidiaries incorporated by reference in its Annual Report (Form 10-K) for the year ended January 29, 1995 and the related financial statement schedules included therein, filed with the Securities and Exchange Commission.



                                   ERNST & YOUNG LLP


New York, New York
May 3, 1995